Exhibit 3.2

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FENDER MUSICAL INSTRUMENTS CORPORATION

Pursuant to Section 103 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), the undersigned, Larry E. Thomas, the Chief Executive Officer of Fender Musical Instruments Corporation, a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Fender Musical Instruments Corporation, and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 31, 1985.

2. This Fourth Amended and Restated Certificate of Incorporation hereby restates, integrates and further amends the Corporation’s Certificate of Incorporation, as heretofore amended, to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is “Fender Musical Instruments Corporation” (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

OBJECTS AND PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

A. Authorized Shares. The total number of shares of capital stock which the Corporation is authorized to issue is 140,000,000, of which 133,000,000 shares, par value $0.01 per share, shall be designated as Common Stock (the “Common Stock”) and 7,000,000 shares shall be designated as Preferred Stock (the “Preferred Stock”).

B. Powers, Rights and Preferences of Preferred Stock. Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including, without limitation, the following:

1.	the distinctive serial designation of such series which shall distinguish it from other series;

2.	the number of shares included in such series;

3.	the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

4.	whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

5.	the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

6.	the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

7.	the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

8.	whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

9.	whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereafter enacted.

C. Powers, Rights and Preferences of Common Stock. Except as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

1.	Voting Rights. Except as otherwise required by applicable law, all holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders.

2.	Dividends. As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to receive such dividends pro rata at the same rate per share. The rights of the holders of Common Stock to receive dividends are subject to the provisions of the Preferred Stock.

ARTICLE V

BOARD OF DIRECTORS

A. General Powers. All corporate powers shall be exercised by the Board of Directors of the Corporation, except as otherwise specifically required by law or as otherwise provided in this Certificate of Incorporation.

B. Written Ballot Not Required. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

C. Number of Directors. The number of directors of the Corporation shall be fixed from time to time pursuant to the by-laws of the Corporation.

D. Classes and Term. From and after the first meeting of the Board of Directors following the filing of this Certificate of Incorporation, the directors of the Corporation shall be divided into three classes (designated Class I, Class II and Class III), as nearly equal in number as reasonably possible, as determined by the Board of Directors, with the initial term of office of the first class of such directors to expire at the first annual meeting of stockholders thereafter, the initial term of office of the second class of such directors to expire at the second annual meeting of stockholders thereafter and the initial term of office of the third class of such directors to expire at the third annual meeting of stockholders thereafter, with each class of directors to hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders in the third year following the year of their election and until their successors have been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain a number of directors in each class as nearly equal as reasonably possible, but no decrease in the number of directors may shorten the term of any incumbent director.

In the event that the holders of any class or series of stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders shall be in addition to the number fixed pursuant to the by-laws and, except as otherwise expressly provided in the terms of such class or series, the terms of the directors elected by such holders shall expire at the annual meeting of stockholders next succeeding their election without regard to the classification of the remaining directors.

E. Removal of Directors. No director may be removed except for cause.

F. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class or from any other cause may be filled only by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by the sole remaining director so elected. Any director elected or appointed to fill a vacancy shall hold office until the next election of the class of directors of the director which such director replaced, and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

ARTICLE VI

STOCKHOLDER ACTIONS

A. Special Meetings. Subject to the rights of the holders of Preferred Stock, special meetings of stockholders of the Corporation may be called at any time by, but only by, (i) the Chairman of the Board of Directors of the Corporation (or any Co-Chairman of the Board of Directors), (ii) the Board of Directors or (iii) the Chief Executive Officer, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.

B. No Written Consents. Subject to the rights of the holders of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

C. Conduct of Meetings. Any meeting of stockholders may be postponed by action of the Board of Directors of the Corporation at any time in advance of such meeting. The Board of Directors of the Corporation shall have the power to adopt such rules and regulations for the conduct of the meetings and management of the affairs of the Corporation as it may deem proper and the power to adjourn any meeting of stockholders without a vote of the stockholders, which powers may be delegated by the Board of Directors to the chairman of such meeting either in such rules and regulations or pursuant to the by-laws of the Corporation.

ARTICLE VII

AMENDMENT OF BYLAWS

The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation.

ARTICLE VIII

LIABILITY OF DIRECTORS AND OFFICERS

A. Exculpation of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. Right to Indemnification. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Corporation or serves or served at the request of the Corporation as a director or officer of any other enterprise. The Corporation may, by resolution of the Board of Directors, similarly indemnify its employees or agents to the full extent permitted by law. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this Article shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as a director, officer or employee as provided above. For purposes of this Article, the term “Corporation” shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term “other enterprise” shall include any corporation, partnership, joint venture, trust or employee benefit plan; service “at the request of the Corporation” shall include service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person in good faith with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

C. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

D. Non-Exclusivity of Rights; Continuation of Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the estate, heirs, executors and administers of such person. All rights to indemnification under this Article shall be deemed to be a contract between the Corporation and each director, officer, employee or agent of the Corporation who serves or served in such capacity at any time while this Article is in effect. Any repeal or modification of this Article or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such person or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal.

E. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the second paragraph of this Article as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE IX

COMPROMISE OR ARRANGEMENT WITH CREDITORS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or any class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

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3. This Fourth Amended and Restated Certificate of Incorporation has been duly adopted by both the Corporation’s Board of Directors and its stockholders in accordance with the provisions of Sections 141, 228, 242 and 245 of the DGCL.

4. The Fourth Amended and Restated Certificate of Incorporation shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Fourth Amended and Restated Certificate of Incorporation as of this      day of     , 2012.

By
Larry E. Thomas, Chief Executive Officer of Fender Musical Instruments Corporation